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                                                                     EXHIBIT 4.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        This Amendment No. 1 to Rights Agreement (this "Amendment") is entered into as of December 28, 2000, by and between WATER PIK TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, formerly known as CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the "Rights Agent"), and amends the Rights Agreement dated as of November 12, 1999, between the Company and the Rights Agent (the "Rights Agreement").

        WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        1. Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

        2. Amendment of Section 1.

            (a) Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

        Notwithstanding the foregoing provisions of this Section 1(a), the acquisition by the Purchasers collectively of an aggregate of 1,973,685 Common Shares of the Company under the Purchase Agreement (the "New Securities"), in addition to the 386,800 Common Shares of the Company previously acquired by the Purchasers or their Affiliates or Associates (the "Old Securities," and collectively, with the New Securities, the "Purchaser Securities") shall not result in the Purchasers, or any of their Affiliates or Associates (as long as their Affiliates and Associates are not the Beneficial Owner of any Common Shares of the Company other than the Purchaser Securities), being deemed for purposes of the Rights Agreement, an "Acquiring Person" as defined in Section 1(a) of the Rights Agreement; provided, however, that if either or both Purchasers, together with all Affiliates and Associates of such Purchasers, or any of their Affiliates or Associates become the Beneficial Owner of any additional Common Shares of the Company (other than the Purchaser Securities) so that any of them would, at any time after the effective date of this Amendment, be deemed to have Beneficial Ownership of 15% or more of the Common Shares of the Company then outstanding in accordance with Section 1(a) of the Rights Agreement, then such Purchaser or Purchasers and/or their Affiliate or Associate shall be deemed to be an "Acquiring Person" for all purposes of the Rights Agreement. Nothing contained in this Amendment shall exempt the application of the Rights Agreement to any Person or to any acquisition or Beneficial Ownership of Common Shares of the Company, other than the acquisition of the New Securities under the Purchase Agreement by the Purchasers at a time when the Purchasers and/or their Affiliates and Associates are the Beneficial Owners of the Old Securities.


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            (b) Section 1 of the Rights Agreement is further amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:

        "Purchase Agreement" shall mean the Stock Purchase Agreement to be entered into by and among the Purchasers and the Company under which the Purchasers will purchase the New Securities.

        "Purchasers" shall mean Special Value Bond Fund, LLC, a Delaware limited liability company, and Special Value Bond Fund II, LLC, a Delaware limited liability company.

        3. Effectiveness. This Amendment shall be deemed effective as of the time immediately prior to the signing of the Purchase Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                      WATER PIK TECHNOLOGIES, INC.


                                             By:
---------------------------------                -------------------------------
Name: Richard D. Tipton                          Name: Michael P. Hoopis
Title: VP & General Counsel                      Title: President and CEO


Attest:                                      MELLON INVESTOR SERVICES LLC


                                             By:
---------------------------------                -------------------------------
Name: Ronald Lug                                 Name: Joseph Cannata
Title: Vice President                            Title: Assistant Vice President


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